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------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |   to Issuer (Check all applicable)
LUCKING         PAUL               M.    |  SECURITY ASSOCIATES INTERNATIONAL, INC. (SAI)  |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |       X   Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
2101 SOUTH ARLINGTON HEIGHTS ROAD,       |   if an entity           |                      |     -----
SUITE 150                                |   (voluntary)            |     8/02             |     COO
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
ARLINGTON HEIGHTS   IL           60005   |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      | ship     | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or   |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
               |              |                  |       |       |         |       |        |                 |          |
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
------------------------------------------------------------------------------------------------------------------------------------

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-   |7. Title and Amount|
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and  |   of Underlying   |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration   |   Securities      |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date         |   (Instr. 3 and 4)|
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/  |                   |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)        |                   |
                        |    Security |         |    Day/    |            |   and 5)         |                 |                   |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira-  |        | Amount or|
                        |             |         |            |-------------------------------|Exer-  |tion     |  Title | Number of|
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date     |        | Shares   |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
NONSTATUTORY STOCK      |             |         |            |       |    |        |         |       |         | COMMON |          |
OPTION (RIGHT TO BUY)   |    $2.50    | 8/28/02 |            |   A   | V  | 900,000|         |  (1)  |8/27/2012|  STOCK | 900,000  |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|---------|--------|----------|
                        |             |         |            |       |    |        |         |       |         |        |          |
------------------------------------------------------------------------------------------------------------------------------------
------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:

(1) THE OPTION TO PURCHASE 300,000 SHARES BECAME EXERCISABLE IMMEDIATELY UPON THE GRANT DATE;
THE OPTION TO PURCHASE AN ADDITIONAL 300,000 SHARES WILL BECOME EXERCISABLE ON DECEMBER 31, 2002;
THE OPTION TO PURCHASE THE REMAINING 300,000 SHARES SHALL BECOME EXERCISABLE ON DECEMBER 31, 2003.


                             /s/ JAMES N. JENNINGS                     SEPTEMBER 9, 2002
                   ------------------------------------------          ------------------
                        Signature of Reporting Person**                        Date
                                ATTORNEY-IN-FACT

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                             Page 2
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                           (Print or Type Responses)

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                                POWER OF ATTORNEY


         The undersigned hereby authorizes and appoints James N. Jennings and Raymond A. Gross and each of them, with full power of substitution and full power to act without the other, as the undersigned's true and lawful attorney-in-fact and agent for the undersigned and in the undersigned's name, place and stead, to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Security Associates International, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules promulgated thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file each such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact, or such attorney-in-fact's substitute or substitutes shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or any other provision of the 1934 Act.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 27th day of August, 2002.

                                              /s/ Paul M. Lucking
                                              --------------------------
                                              Signature
                                              Paul M. Lucking
                                              --------------------------
                                              Print Name